Exhibit 3.1

RESTATED

ARTICLES OF INCORPORATION

OF

TIB FINANCIAL CORP.

     TIB Financial Corp., whose Restated Articles of Incorporation were filed by the Florida Department of State on February 22, 1996, does hereby file the following Restated Articles of Incorporation pursuant to Section 607.1007, of the Florida Business Corporation Act (the “Act”).

ARTICLE I

Name

          The name of the Corporation is TIB Financial Corp.

ARTICLE II

Duration

          The Corporation shall exist perpetually, commencing February 22, 1996.

ARTICLE III

Purpose

          The general purpose of the Corporation shall be the transaction of any and all lawful business for which corporations may be incorporated under the Act. The Corporation shall have all of the powers enumerated in the Act and all such other powers as are not specifically prohibited to corporations for profit under the laws of the State of Florida.

ARTICLE IV

Capital Stock

A.	Number and Class of Shares Authorized; Par Value.

            The Corporation is authorized to issue the following shares of capital stock:

          (1) Common Stock. The aggregate number of shares of common stock (referred to in these Restated Articles of Incorporation as “Common Stock”) which the Corporation shall have authority to issue is 20,000,000 with a par value of $0.10 per share.

          (2) Preferred Stock. The aggregate number of shares of preferred stock (referred to in these Restated Articles of Incorporation as “Preferred Stock”) which the Corporation shall have authority to issue is 5,000,000 with no par value.

     B. Description of Preferred Stock.

     The terms, preferences, limitations and relative rights of the Preferred Stock are as follows:

          (1) The Board of Directors is expressly authorized at any time and from time to time to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited (including, by way of illustration and not limitation, in excess of one vote per share), or without voting powers, and with such designations, preferences and relative participating, option or other rights, qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in these Restated Articles of Incorporation or any amendment hereto, including (but without limiting the generality of the foregoing) the following:

          (a) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board of Directors; and

          (b) The rate and manner of payment of dividends payable on shares of such series, including the dividend rate, date of declaration and payment, whether dividends shall be cumulative, and the conditions upon which and the date from which such dividends shall be cumulative; and

          (c) Whether shares of such series shall be redeemed, the time or times when, and the price or prices at which, shares of such series shall be redeemable, the redemption price, the terms and conditions of redemption, and the sinking fund provisions, if any, for the purchase or redemption of such shares; and

          (d) The amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; and

          (e) The rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock, other securities, or shares of any other class or series of Preferred Stock and the terms and conditions of such conversion or exchange; and

          (f) The voting rights, if any, and whether full or limited, of the shares of such series, which may include no voting rights, one vote per share, or such higher number of votes per share as may be designated by the Board of Directors; and

          (g) The preemptive or preferential rights, if any, of the holders of shares of such series to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes, or other securities of the Corporation, whether or not convertible into shares of stock with the Corporation.

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          (2) Except in respect of the relative rights and preferences that may be provided by the Board of Directors as hereinbefore provided, all shares of Preferred Stock shall be identical, and each share of a series shall be identical in all respects with the other shares of the same series. When payment of the consideration for which shares of Preferred Stock are to be issued shall have been received by the Corporation, such shares shall be deemed to be fully paid and nonassessable.

     C. Common Stock Voting Rights.

          Each record holder of Common Stock shall be entitled to one vote for each share held. Holders of Common Stock shall have no cumulative voting rights in any election of directors of the Corporation.

     D. Preemptive Rights.

          Holders of Common Stock shall not have as a matter of right any preemptive or preferential right to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes, or other securities of the Corporation, whether or not convertible into shares of stock of the Corporation.

ARTICLE V

Directors

     The number of Directors of the Corporation shall be the number from time to time fixed in accordance with the provisions of the bylaws of the Corporation, but at no time shall the number of Directors be less than five. The Board of Directors of the Corporation shall be divided into three classes as equal in number as may be feasible, with the term of office of one class expiring each year. At each annual meeting of shareholders, successors to the Directors whose terms shall then expire shall be elected to hold office for terms expiring at the third succeeding annual meeting. Directors shall continue in office until the end of their respective term and until his or her successor is elected and qualified or until there is a decrease in the number of Directors. Whenever a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of Directors or otherwise, it shall be filled by the affirmative vote of a majority of the remaining Directors, though less than a quorum of the Board of Directors, and each additional Director shall hold office until the next annual meeting of shareholders and until his or her successor shall have been elected and qualified. When the number of Directors is changed, any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the Directors then in office, though less than a quorum, as to make all classes as equal in number as may be feasible. No decrease in the number of Directors shall shorten the term of an incumbent Director.

ARTICLE VI

Shareholder Meetings

     A. Call of Special Meetings. Special meetings of shareholders may be called at any time by the Chairman of the Board or the President or by a majority of the directors then in office or by the written request of holders of at least 50% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

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     B. No Action by Written Consent. Action required or permitted by the Act to be taken by shareholders of the Corporation may be taken only at an annual or special meeting of shareholders, and may not be taken by written consent or any other action.

     C. Notice. Advance notice of shareholder nominations for election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

ARTICLE VII

Amendment of Articles of Incorporation

     These Restated Articles of Incorporation may be amended in the manner from time to time prescribed by law with any right conferred upon the shareholders by any provision of these Restated Articles of Incorporation made subject to this reservation and provided that Articles IV, V, VI, and this Article VII may not be altered, amended or repealed in any respect, and no other provision(s) may be adopted which would impair in any respect the operation or effect of any such provisions, except by the affirmative vote of holders of at least 67% of the voting power of the then outstanding shares of capital stock, voting together as a single class; provided, however, that such 67% voting requirement shall not be applicable if the Board of Directors of the Corporation shall approve such action by resolution adopted by at least 67% of the directors then in office, in which case the affirmative vote of the holders of a majority of the then outstanding shares of capital stock entitled to be cast at the meeting of shareholders called for that purpose, voting together as a single class, shall be required to approve such action.

ARTICLE VIII

Bylaws

     The power to adopt, alter, amend or repeal bylaws shall be vested in the Board of Directors.

CERTIFICATE

     The foregoing amendments were adopted by the holders of outstanding shares of common stock, being the sole voting groups entitled to vote on the amendments, on May 25, 2004 and the number of votes cast for the amendments by the shareholders in each voting group was sufficient for approval by that voting group.

     IN WITNESS WHEREOF, the undersigned President and Chief Executive Officer of this Corporation has executed these Restated Articles of Incorporation on the 10th day of June, 2004.

TIB FINANCIAL CORP.

/s/ Edward V. Lett

Edward V. Lett
President and Chief Executive Officer

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STATE OF FLORIDA
COUNTY OF MONROE

     The foregoing instrument was acknowledged before me this 10th day of June, 2004, by Edward V. Lett as President and Chief Executive Officer for TIB Financial Corp.

/s/ Edward V. Lett

Printed Name: Edward V. Lett Notary Public, State of Florida

Personally Known ☐ or Produced Identification ☐
Type of Identification Produced

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Exhibit 3.2

BYLAWS

OF

TIB FINANCIAL CORP.

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